UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  1)

Filed by Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Nevada Gold & Casinos, Inc.
(Name of Registrant as Specified in its Charter)

____________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐ No fee required.

☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

_________________________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

_________________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

_________________________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

$64,600,000

5) Total fee paid:

$12,920

☒	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
_________________________________________________________________________________________
2) Form, Schedule or Registration Statement No.:
_________________________________________________________________________________________
3) Filing Party:
_________________________________________________________________________________________
4) Date Filed:
_________________________________________________________________________________________

NEVADA GOLD & CASINOS, INC.
50 BRIAR HOLLOW LANE, SUITE 500W
HOUSTON, TEXAS 77027

[____________] [____,] 2007

Dear Stockholders:

You are invited to attend a special meeting of stockholders of Nevada Gold & Casinos, Inc., a Nevada corporation (“Nevada Gold & Casinos” or “we” or “us”) to be held on Thursday,  January 17, 2008, beginning at 10:00 a.m. Central Time, at the Sheraton Suites Houston, 2400 West Loop South, Houston, Texas 77027.

At the meeting you are being asked to consider and vote upon a proposal to approve and adopt a unit purchase agreement (the “Unit Purchase Agreement”), dated as of November 13, 2007, by and among Nevada Gold & Casinos, our wholly-owned subsidiary Blackhawk Gold, Ltd. a Colorado corporation (“Blackhawk Gold”), Isle of Capri Casinos, Inc., a Delaware corporation (“Isle of Capri”) and its wholly-owned subsidiary, Casino America of Colorado, Inc., a Colorado corporation (“Casino America”), and the transactions contemplated thereby. Pursuant to the terms of the Unit Purchase Agreement, Casino America is purchasing all of Blackhawk Gold’s units in Isle of Capri - Black Hawk, LLC, a Colorado limited liability company (“IC-BH”). The units represent Blackhawk Gold’s entire ownership interest of 43% of the units in IC-BH (“ownership interest”).

Enclosed for your review are a number of important items, including the proposal described above to be voted on at the meeting, our proxy statement and a proxy card. We encourage you to read the entire proxy statement (including the Appendix and the information incorporated by reference).

Our board of directors has determined that the Unit Purchase Agreement and the transactions contemplated thereby are fair to and in the best interests of the stockholders. The board of directors has unanimously approved and adopted the Unit Purchase Agreement and the transactions contemplated thereby, and unanimously recommends that you vote “FOR” the proposal to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby.

We cannot consummate the proposed sale of the ownership interest to Casino America unless the Unit Purchase Agreement is approved and adopted by an affirmative vote of the holders of a majority of the outstanding shares of our common stock.

It is important that your shares be represented and voted at the special meeting. Whether or not you plan to attend the meeting, please authorize your proxy by mail and please mark, sign and date the proxy card and return it in the enclosed envelope. Your proxy may be revoked at any time before it is exercised as explained in the proxy statement. Failure to vote either by proxy or in person at the meeting will have the effect of a vote “AGAINST” the approval and adoption of the Unit Purchase Agreement and the transactions contemplated thereby.

If your shares are held in the name of a broker, bank or other nominee and you wish to attend and vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Sincerely,

Robert B. Sturges
Chief Executive Officer

NEVADA GOLD & CASINOS, INC.
50 BRIAR HOLLOW LANE, SUITE 500W
HOUSTON, TEXAS 77027

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Nevada Gold & Casinos, Inc.:

Notice is hereby given that the special meeting of stockholders of Nevada Gold & Casinos will be held on Thursday,  January 17, 2008, beginning at 10:00 a.m. Central Time, at the Sheraton Suites Houston, 2400 West Loop South, Houston, Texas 77027 for the following purposes:

1.  To consider and vote upon a proposal to approve and adopt the Unit Purchase Agreement, dated as of November 13, 2007, by and among Nevada Gold & Casinos, Blackhawk Gold, Isle of Capri and Casino America, and the transactions contemplated thereby; and

2.  To transact such other business as may properly come before the special meeting or at any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The board of directors has fixed the close of business on December 10, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. The special meeting may be adjourned from time to time without notice other than by announcement at the special meeting.

By Order of the Board of Directors, Ernest E. East Senior Vice President, General Counsel and Secretary

Houston, Texas
[_________] [___,] 2007

All stockholders are invited to attend the special meeting in person. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the special meeting. A return envelope is enclosed for that purpose. Even if you have authorized your proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain from the record holder a proxy issued in your name.

ii

SUMMARY TERM SHEET

The following summary highlights selected information contained in this proxy statement. This summary may not contain all of the information that you may consider to be important in determining how to vote on the proposed transaction. To understand the proposed transaction fully and for a more complete description of the terms of the transaction, you should carefully read this entire proxy statement and the Unit Purchase Agreement, a copy of which is attached to this proxy statement as Appendix A. In addition, we encourage you to read the documents referred to or incorporated by reference in this proxy statement, which include important business and financial information about Nevada Gold & Casinos and IC-BH that has been filed with the Securities and Exchange Commission, which is referred to as the SEC. See “Where You Can Find More Information and Incorporation by Reference” on page 34. Each item in this summary includes a page reference to direct you to a more complete description of that item in the proxy statement. The terms “we,” “us,” “our” and “our company” refer to Nevada Gold & Casinos, Inc.

•	The Parties to the Transaction (See page 10)
Nevada Gold & Casinos, Inc. (“Nevada Gold & Casinos”) is headquartered in Houston, Texas. Our principal executive offices are located at 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, and our telephone number is (713) 621-2245. Our Internet site is www.nevadagold.com. Nevada Gold & Casinos is publicly traded on the American Stock Exchange (“Amex”) under the symbol UWN.

Blackhawk Gold, Ltd. (“Blackhawk Gold”) is a Colorado corporation and a wholly-owned subsidiary of Nevada Gold & Casinos. Its principal executive offices are located at 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, and its telephone number is (713) 621-2245. Blackhawk Gold is a non-operating owner of 43% of the units of Isle of Capri-Black Hawk, LLC (“IC-BH”).

Isle of Capri Casinos, Inc. (“Isle of Capri”) is a Delaware corporation with its principal executive offices located at 600 Emerson Road, Suite 300, St. Louis, Missouri 63141, and its telephone number is (314) 813-9200. Isle of Capri is publicly traded on the National Association of Securities Dealers Automated Quotations (“Nasdaq”) under the symbol ISLE.

Casino America of Colorado, Inc. (“Casino America”) is a Colorado corporation and a wholly-owned subsidiary of Isle of Capri. Its principal executive offices are located at 600 Emerson Road, Suite 300, St. Louis, Missouri 63141. Casino America operates and manages IC-BH and owns 57% of the units in IC-BH.

•	The Unit Purchase Agreement (See page 17)

Under the terms of the Unit Purchase Agreement, Nevada Gold & Casinos and its subsidiary Blackhawk Gold agree to sell Blackhawk Gold’s 43% ownership interest in IC-BH to Casino America. The Unit Purchase Agreement is attached to this proxy statement as Appendix A. We encourage you to read the Unit Purchase Agreement in its entirety, as it is the legal document that governs the proposed transaction between Nevada Gold & Casinos, Blackhawk Gold, Isle of Capri and Casino America.

Purchase Price (See page 17)

The consideration to be paid for our ownership interest is $64,600,000 in cash, including $2,000,000 which was paid to Louise H. Rogers after the execution of the Unit Purchase Agreement.

Conditions to Closing (See page 23)

The respective obligations of Nevada Gold & Casinos and Blackhawk Gold, on the one hand, Isle of Capri and Casino America, on the other hand, to effect the sale of our ownership interest are subject to the satisfaction or waiver of certain conditions set forth in the Unit Purchase Agreement.

Termination (See page 24)

The Unit Purchase Agreement may be terminated at any time prior to closing upon mutual agreement of the parties. Under other specific circumstances, each party has additional rights to terminate the Unit Purchase Agreement.

Termination Fees and Expenses (See page 25)

Under certain circumstances, Nevada Gold & Casinos or Blackhawk Gold is required to pay to Casino America a termination fee of $700,000. In addition, if within 24 months of such termination we enter into another letter of intent or an agreement in principle to sell our ownership interest in IC-BH, we or Blackhawk Gold may be required to pay an additional fee of $1,100,000.

•	Reasons for the Sale of our Ownership Interest (See page 13)

The sale of our ownership interest in IC-BH will enable us to (i) reduce our outstanding long-term debt by approximately $38,800,000, (ii) extend the maturity date of the remaining $15,550,000 balance of such debt from September 30, 2008 to June 30, 2010, and (iii) provide additional funds to invest in other operating assets in the gaming industry such as the Vicksburg Horizon Casino and Hotel (which we refer to as the Vicksburg Facility). We entered into a contract to acquire the Vicksburg Facility for a cash purchase price of $35,000,000 on November 13, 2007. We expect that acquisition to close shortly after the closing of the sale of our ownership interest in IC-BH.

We intend to use the net proceeds from the sale of our ownership interest in IC-BH to pay down approximately $38,800,000 of our currently outstanding long-term debt of $54,350,000, and approximately $15,000,000 (including the $2,000,000 cash deposit received upon our execution of the Unit Purchase Agreement) to help fund the acquisition of the Vicksburg Facility and other future acquisitions. The balance of the proceeds of the sale is expected to be used to pay income taxes (approximately $9,800,000) and expenses (approximately $1,000,000) to be incurred in connection with the sale of our ownership interest. The expenses to be incurred include those expenses in seeking our shareholders’ approval of the proposed sale. See the “Use of Proceeds” section on page 15 and “Pro Forma Consolidated Balance Sheet and Statements of Operations” beginning on page 27 for more information concerning the use of the proceeds of the sale and the financial implications of the sale for our company.

•	Recommendation of the Board of Directors (See page14)

Based on a recommendation from senior management and its evaluation of a number of factors, the board of directors has determined that the Unit Purchase Agreement and the transactions contemplated thereby are fair to and in the best interests of the stockholders. On November 10, 2007, the board of directors unanimously approved and adopted the Unit Purchase Agreement and the transactions contemplated thereby, and unanimously recommends that you vote “FOR” the proposal to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby. The affirmative vote, whether in person or by proxy, of holders of a majority of our outstanding common stock is required to approve the Unit Purchase Agreement and the transactions contemplated thereby.

•	The Special Meeting (See page 7)

The special meeting of stockholders will be held on Thursday,  January 17, 2008 beginning at 10:00 a.m. Central Time, at the Sheraton Suites Houston, 2400 West Loop South, Houston, Texas 77027, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. We will ask you to consider and vote upon the approval and adoption of the Unit Purchase Agreement and the transactions contemplated thereby. The record date for the special meeting is December 10, 2007. The proposed transaction requires the affirmative vote of holders of a majority of the outstanding shares of our common stock.

•	Stockholder Support Agreement (See page 15)

Under the Unit Purchase Agreement, we were required to secure stockholder support agreements from the two largest stockholders of our company, Louise H. Rogers and Wynnefield Funds. They are beneficial holders of at least 17% of the outstanding shares of common stock of Nevada Gold & Casinos and have agreed not to transfer their shares and to vote all of their shares of our common stock in favor of the Unit Purchase Agreement and the transactions contemplated thereby and against any proposal that is made in opposition to or in competition with the consummation of the transactions contemplated by the Unit Purchase Agreement.

•	Certain United States Federal Income Tax Consequences(See page 16)

The sale of our ownership interest will result in a taxable gain to Nevada Gold & Casinos and its wholly-owned subsidiary Blackhawk Gold. Nevada Gold & Casinos does not expect that the sale of our ownership interest will result in any federal income tax consequences to our stockholders.

•	Pro Forma Consolidated Balance Sheet and Statement of Operations (See page 27)

The unaudited pro forma consolidated balance sheet and statements of operations for Nevada Gold & Casinos giving effect to the proposed sale of our ownership interest may be found in this proxy statement under the heading “Pro Forma Consolidated Balance Sheet and Statements of Operations” and show what our consolidated balance sheet and statements of operations would have been if this transaction had occurred at the beginning of our fiscal year ended April 29, 2007 or at the end of our fiscal quarter ended as of October 28, 2007, respectively. The unaudited pro forma consolidated balance sheet and statements of operations should be read in conjunction with the related notes in this proxy statement and our and IC-BH’s historical and unaudited consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K and our Form 10-Q that are incorporated by reference to this proxy statement. See the section herein entitled “Where You Can Find More Information and Incorporation by Reference” for information on how to obtain a copy of our annual reports on Form 10-K and our quarterly reports on Form 10-Q.

The unaudited pro forma consolidated balance sheet and statements of operations are not necessarily indicative of the operating results or financial position that would have occurred if this transaction had been consummated prior to or as of the times indicated, nor are they necessarily indicative of the future financial position and results of operations of our company.

QUESTIONS AND ANSWERS ABOUT
THE SPECIAL MEETING OF STOCKHOLDERS

Q: Where and when is the special meeting of stockholders?

A:
The special meeting will be held on Thursday,  January 17, 2008 beginning at 10:00 a.m. Central Time, at the Sheraton Suites Houston, 2400 West Loop South, Houston, Texas 77027, or at a later date if the meeting is adjourned.

Q: Who is soliciting my proxy?

A:
The board of directors is soliciting proxies from each of our stockholders. Nevada Gold & Casinos will pay the expenses of preparing and distributing this proxy statement and soliciting proxies, including the reasonable expenses incurred by brokers, dealers, banks and trustees or their nominees for forwarding solicitation materials to beneficial owners.

Q: Who is entitled to vote on the proposed transaction?

A:
Stockholders of record as of the close of business on December 10, 2007, the record date, are entitled to notice of and to vote at the special meeting. Each share of common stock is entitled to one vote.

Q: What am I being asked to vote upon at the special meeting?

A:
You are being asked to vote upon a proposal to approve and adopt the Unit Purchase Agreement, dated as of November 13, 2007, by and among us, Blackhawk Gold, Isle of Capri and Casino America. See “The Unit Purchase Agreement” for a more detailed description of the proposed transaction.

Q: What will happen if the Unit Purchase Agreement is approved and adopted by our stockholders?

A:
If the Unit Purchase Agreement and the transactions contemplated thereby are approved and adopted by the holders of a majority of the outstanding shares of our common stock, and the other conditions to closing of the transaction are satisfied or waived, we will sell our 43% ownership interest in IC-BH to Casino America pursuant to the terms and conditions set forth in the Unit Purchase Agreement as described in this proxy statement.

Q: What will happen if the Unit Purchase Agreement and the transactions contemplated thereby are not approved or adopted by our stockholders or the sale of units is otherwise not completed?

A:
If the Unit Purchase Agreement is not approved or adopted by the holders of a majority of the outstanding shares of our common stock, we will not be able to consummate the transactions contemplated by the Unit Purchase Agreement and under certain circumstances, we or Blackhawk Gold may be required to pay a termination fee of $700,000 to Casino America. In addition, we would need to extend the maturity date of our existing long-term debt or find other sources with which to help repay the same when it becomes due in September 30, 2008, and would have to find other sources to help finance the acquisition of the Vicksburg Facility. No assurance can be given that we would be able to extend the maturity date of our existing long-term debt or secure such other financing or the terms and conditions upon which we might be able to secure the same.

Q: When is the sale of our ownership interest to Casino America expected to be completed?

A:
We expect to complete the sale of our ownership interest to Casino America on the second business day or as soon as practicable after all of the conditions to closing of the transaction have been satisfied or waived. See “The Unit Purchase Agreement” for a more complete description of the conditions to completion of the sale.

Q: What vote is required to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby?

A:
The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby. The board of directors recommends that you vote “FOR” the proposal to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby. Failure to vote either by proxy or in person at the meeting will have the same effect as a vote against the proposal.

Q: What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement, we urge you to complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the special meeting. A return envelope is enclosed for that purpose. Holders of a majority of the outstanding shares of our common stock are entitled to vote and must be represented in person or by proxy at the special meeting to enable us to conduct business at the special meeting. See “The Special Meeting” for further information regarding the voting process.

Q: Can I change my vote after I have signed and returned my proxy?

A:
Yes. You can change your vote at any time before proxies are voted at the special meeting. Prior to the time proxies are voted, you may change your vote by submitting a written notice of revocation or a duly executed proxy bearing a later date to the following address: Investor Relations of Nevada Gold & Casinos at Nevada Gold & Casinos’ executive offices, 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027. Alternatively, you may attend the special meeting and vote in person.

Q: How do I vote if my broker holds my shares in “street name”?

A:
Shares held in “street name” are held in the name of your bank or broker. If your shares are held in a brokerage account in “street name,” they are not included in the total number of shares owned by you on the enclosed proxy card. Your bank or broker will send you instructions on how to vote those shares.

Q: What is a broker non-vote?

A:
When shares are held in “street name,” a broker non-vote may occur when a bank or brokerage firm does not vote on a proposal because it does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. In this case your broker does not have discretionary authority; therefore, your failure to give your broker or nominee specific instructions will have the same effect as a vote “AGAINST” the proposal.

Q: What happens if I do not indicate how to vote my proxy?

A:
If your shares are not held in “street name” and you sign and send in your proxy, but do not include instructions on how to vote your properly signed proxy card, your shares will be voted “FOR” the proposal to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby.

Q: Who can help answer my questions about the proposal?

A:
If you have any questions about the proposal presented in this proxy statement, you should contact: Nevada Gold & Casinos, Inc., 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, Attn: Ernest E. East, General Counsel, (713) 621-2245.

THE SPECIAL MEETING

General; Time, Place and Purpose of the Special Meeting

The enclosed proxy is solicited by the board of directors of Nevada Gold & Casinos for use at the special meeting of stockholders to be held on Thursday,  January 17, 2008 at 10:00 a.m. Central Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. The special meeting will be held at the Sheraton Suites Houston, 2400 West Loop South, Houston, Texas 77027. Nevada Gold & Casinos intends to mail this proxy statement and accompanying proxy card on or about [__________] [___], 2007 to all stockholders entitled to vote at the special meeting. At the special meeting, the stockholders will be asked to vote upon the proposal to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby, and to transact such other business as may properly come before the special meeting and at any adjournment or postponement thereof.

Solicitation of Proxies

We will bear the entire cost of this solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock of Nevada Gold & Casinos, par value $0.12 per share, beneficially owned by others to forward to such beneficial owners. Nevada Gold & Casinos may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to beneficial owners. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation.

Voting, Outstanding Shares and Quorum

Only stockholders of record of Nevada Gold & Casinos’ common stock at the close of business on December 10, 2007, the record date for the special meeting (the “record date”), will be entitled to notice of, and to vote at, the special meeting. At the close of business on December 10, 2007, Nevada Gold & Casinos had outstanding and entitled to vote [__________] shares of common stock. Each holder of record of our common stock on the record date above will be entitled to one vote for each share held on all matters to be voted upon at the special meeting. If you were a stockholder as of the record date, you are entitled to vote by proxy or in person at the special meeting.

However, whether or not you intend to attend the special meeting, the board of directors encourages you to vote for the proposal and requests that you complete, sign, date and return the accompanying proxy card in order to ensure the presence of a quorum. A return envelope is enclosed for your convenience.

Holders of a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the special meeting. All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Shares represented at the special meeting in person or by proxy, but not voted, will nevertheless be counted for purposes of determining a quorum. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to be voted upon at the special meeting. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner fails to execute and return a proxy or properly executes and returns a proxy without voting on a particular proposal because the holder of record does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

The proposal to vote upon the approval and adoption of the Unit Purchase Agreement and the transactions contemplated thereby requires the affirmative vote, whether in person or by proxy, of holders of a majority of the shares of our outstanding common stock.

Brokerage Accounts

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, it can vote such shares only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the proxy card representing your shares. In addition, if you hold your shares in a brokerage or bank account, your broker or bank may allow you to provide your voting instructions by telephone.

Attendance at the Special Meeting

Only holders of common stock, their proxy holders and guests we may invite may attend the special meeting. If you wish to attend the special meeting in person but you hold your shares through someone else, such as a stockbroker, you must obtain from the record holder a proxy issued in your name.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. The proxy may be revoked by filing with Investor Relations of Nevada Gold & Casinos at its principal executive offices at 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE AS PROMPTLY AS POSSIBLE.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

Certain statements made in this proxy statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon our current expectations, forecasts, and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to:

•	the ability to satisfy the conditions to the closing of the proposed sale of our ownership interest in IC-BH to Casino America, including, among others, our ability to obtain stockholder approval;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Unit Purchase Agreement;

•	the failure of the proposed transaction contemplated by the Unit Purchase Agreement to close for any other reason;

•	the risk that our operations will be disrupted in the event the proposed transaction does not close;

•	the risk that one or more third parties may seek to initiate litigation challenging the proposed transaction;

•	a change in economic conditions;

•	our ability to comply with the covenants contained in the Unit Purchase Agreement;

•
the risk that we will not be able to effectively implement our business plan for the use of the proceeds from the sale of our ownership interest in IC-BH which business plan contemplates the reinvestment of a significant portion of the proceeds in other gaming ventures; and

•
the other risks and uncertainties discussed in this proxy statement, our annual report on Form 10-K for the fiscal year ended April 29, 2007, as amended, and other reports we file from time to time with the SEC.

We undertake no obligation to update any of the information included in this proxy statement, except as otherwise required by law.

SPECIAL FACTORS

The Parties to the Transaction

Information About Nevada Gold & Casinos

Nevada Gold & Casinos, a Nevada corporation, was formed in April 1977 and, since 1994, has been primarily a gaming company involved in financing, developing, owning and operating commercial gaming projects and financing and developing Native American owned gaming projects. Through our subsidiary, Blackhawk Gold, we indirectly own a 43% interest in IC-BH, a Colorado limited liability company which owns and operates two commercial casino properties in Black Hawk, Colorado -- the Isle of Capri-Black Hawk Casino and Colorado Central Station Casino.

In addition, we own and operate the Colorado Grande Casino in Cripple Creek, Colorado, we own a 40% interest in Buena Vista Development Company, LLC which is developing a casino for a Native American tribe in Amador County, California, and we have real estate interests in Colorado, California, and Nevada. We report our operations in two segments -- gaming projects and other assets.

We are headquartered in Houston, Texas. Our principal executive offices are located at 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, and our telephone number is (713) 621-2245. Our Internet site is www.nevadagold.com.

Our common stock is traded on the Amex under the symbol UWN, and as a public company we file periodic reports with the SEC concerning our business, financial condition and results of operations.

Information about Blackhawk Gold

Blackhawk Gold is a Colorado corporation and a wholly-owned subsidiary of Nevada Gold & Casinos. It was formed in April 1997 and its principal executive offices are located at 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, and its telephone number is (713) 621-2245. Blackhawk Gold is a non-operating owner of 43% of the units in IC-BH.

Information about Isle of Capri

Isle of Capri was incorporated in Delaware in February 1990. The principal executive offices of Isle of Capri are located at 600 Emerson Road, Suite 300, St. Louis, Missouri 63141, and its telephone number is (314) 813-9200. It is a leading developer, owner and operator of branded gaming facilities and related lodging and entertainment facilities in markets throughout the United States and internationally. Through its subsidiary, Casino America, it indirectly owns 57% of the units in IC-BH and receives management fees for operating the two gaming facilities in Black Hawk, Colorado owned by IC-BH.

In addition, Isle of Capri owns and operates twelve casino gaming facilities in the United States located in Lake Charles, Louisiana; Lula, Biloxi and Natchez, Mississippi; Kansas City, Caruthersville and Boonville, Missouri; Bettendorf, Davenport, Waterloo and Marquette, Iowa; and Pompano Beach, Florida. Its international gaming interests include a wholly-owned casino in Freeport, Grand Bahama, a two-thirds ownership interest in casinos in Dudley and Wolverhampton, England and a wholly-owned casino in Coventry, England. It also wholly owns and operates a pari-mutuel harness racing facility in Pompano Beach, Florida at the site of its Pompano Beach casino facility.

Isle of Capri’s common stock is traded on the Nasdaq under the symbol ISLE, and as a public company it files periodic reports with the SEC concerning its business operations, financial conditions and results of operations.

Information about Casino America

Casino America is a Colorado corporation and a wholly-owned subsidiary of Isle of Capri. It was formed in April 1997 and maintains principal executive offices at 600 Emerson Road, Suite 300, St. Louis, Missouri 63141, and its telephone number is (314) 813-9200. Casino America operates and manages IC-BH and owns 57% of the units in IC-BH.

Information about IC-BH

The securities of IC-BH are not publicly traded, but because our interest in IC-BH represents a significant part of our total assets and accounts for a significant portion of our revenues, we include information concerning the financial condition and results of operations of IC-BH in our periodic reports filed with the SEC.

Background of the Sale of our Ownership Interest

General

On April 25, 1997, Blackhawk Gold and Casino America formed IC-BH which owns and operates two commercial casino properties in Black Hawk, Colorado (Isle of Capri-Black Hawk Casino and Colorado Central Station Casino). Through our wholly-owned subsidiary, Blackhawk Gold, we own 43% of the interest in IC-BH, and Isle of Capri, through its wholly-owned subsidiary, Casino America, owns the remaining 57% interest in IC-BH. Casino America operates the two casino properties under the Second Amended and Restated Management Agreement between Isle of Capri and IC-BH for a management fee based upon a percentage of the revenues and operating profit of the casinos.

The Isle of Capri-Black Hawk Casino

The Isle of Capri-Black Hawk Casino, which commenced operations in December 1998, is located on an approximately 10-acre site and is one of the first gaming facilities reached by customers arriving from Denver via Highway 119. The property currently consists of a casino with approximately 1,378 slot machines, 18 table games, a 238-room hotel and 1,100 parking spaces in an attached parking garage. The Isle of Capri-Black Hawk Casino also offers customers a wide variety of non-gaming amenities, including four dining facilities and a 4,000 square foot event center that can be used for meetings and entertainment.

The Colorado Central Station Casino

The Colorado Central Station is located across the intersection, from the Isle of Capri-Black Hawk Casino, of Main Street and Mill Street. The property currently consists of a casino with 778 slot machines, 15 table games, a 162-room hotel and 1,200 parking spaces. The property also offers guests three dining options.

Background of the Transaction

In March of 2006, we retained Libra Securities, LLC, an investment banking firm, to assist us in connection with a general review of alternatives available to us to maximize the value of our 43% ownership interest in IC-BH.

Over the course of the summer of 2006, we internally considered the possibility and relative advantages and disadvantages of an outright sale of our ownership interest, a “swap” of our interest for other assets and a sale leaseback transaction involving our ownership interest in IC-BH.

In the summer and fall of 2006, we initiated conversations with Isle of Capri with respect to a possible sale of our ownership interest, and in January and February of 2007 we exchanged draft agreements with Isle of Capri contemplating a transaction in which (i) our ownership interest in IC-BH would be redeemed in exchange for title to certain real property and facilities owned by IC-BH and used for its casino and hotel operations, (ii) we would lease the acquired property back to IC-BH for an extended term at a minimum rent of $3,600,000 a year and (iii) at the end of the lease term, Isle of Capri would have an option to buy back the assets for a balloon payment of $25,000,000.  The annual rent would be subject to possible upward adjustment based on a formula geared to the earnings before interest, taxes, depreciation and amortization (“EBITDA”) generated by IC-BH from certain of its operations during the three fiscal years ending April 24, 2009. Our management ascribed a net present value to such transaction in the range of $42,000,000 to $48,000,000 without giving effect to the contingent rent adjustment formula.

Although conversations between the parties continued throughout the first quarter of 2007, we and Isle of Capri were not able to reach a final agreement as to the terms of the transaction, and on April 19, 2007, Nevada Gold & Casinos issued a press release indicating conversations with Isle of Capri had terminated.

Additionally, over the course of late 2006 and early 2007 we contacted at least seven potential financial buyers of which only two communicated interest in holding further discussions. Discussions with these potential buyers failed to produce an agreement as to an acceptable range of values for our ownership interest and did not progress beyond the preliminary stage. The major issues cited by these potential buyers as adversely affecting their views as to the value of our ownership interest in IC-BH were: (i) Isle of Capri’s right of first refusal in connection with any sale of our ownership interest in IC-BH, (ii) the fact that the interest was a minority interest with limited rights to participate in management decisions or to control the timing of any sale or “exit” and (iii) the economic terms of the management agreement pursuant to which Casino America managed IC-BH.

The conversations between Isle of Capri and Nevada Gold & Casinos were renewed in the fall of 2007 when Libra Securities, on behalf of Nevada Gold & Casinos, contacted Isle of Capri to discuss an all-cash buyout. On October 22, 2007, we provided Isle of Capri with a proposed term sheet.

Over the course of the following weeks, Nevada Gold & Casinos and Isle of Capri agreed on a price and eventually definitive transaction terms. On November 10, 2007, the board of directors approved and adopted the Unit Purchase Agreement and the transactions contemplated thereby and on November 13, 2007, the parties executed the Unit Purchase Agreement. See “The Unit Purchase Agreement” for a more detailed description of the definitive terms.

Because the sale of our ownership interest may be deemed to be the sale of assets that would require stockholder approval under the laws of the state of Nevada, the board of directors of Nevada Gold & Casinos has determined to seek the approval of our stockholders.

Reasons for the Sale of our Ownership Interest

On January 19, 2006, Nevada Gold & Casinos entered into a $55,000,000 revolving credit facility with Louise H. Rogers, as amended on July 30, 2007 and October 12, 2007. The credit facility, which replaced a prior version of the credit facility dated June 29, 2006, was secured, in part, by Nevada Gold & Casino’s ownership in Blackhawk Gold, and Blackhawk Gold’s ownership in IC-BH. The credit facility allows Nevada Gold & Casinos to borrow up to $55,000,000 at any time prior to September 30, 2008. As of November 12, 2007, the aggregate outstanding principal balance of this credit facility was $54,350,000. The credit facility was amended and restated as of November 13, 2007 conditioned upon the completion of the proposed sale of our interest in IC-BH and the application of not less than $38,800,000 of the proceeds therefrom to partially pay down our outstanding long-term indebtedness. Under the November 13, 2007 agreement, the maturity date for the credit facility is extended to June 30, 2010. The funds we receive from the sale of our ownership interest will primarily be used to pay down such debt. Upon such payment, the credit facility will remain secured by all of our assets and we will continue to pay interest payments monthly; however, under the November 13, 2007 agreement, the interest rate will be reset at a rate to be negotiated by the parties but in no event will the rate be less than 10% per annum. See Exhibit 10.1 to our current report of Form 8-K, dated November 13, 2007 for a copy of the amended and restated credit facility agreement.

Pursuant to a promissory note dated November 13, 2007, Ms. Rogers agreed to loan an additional $2,000,000 to Nevada Gold & Casinos separate and apart from the $55,000,000 credit facility. On November 16, 2007, we paid the outstanding amount due under the promissory note to Ms. Rogers from the deposit amount required to be paid by Casino America in connection with the proposed sale of our ownership interest. See “Deposit Amount” for a more detailed description of the payment to Ms. Rogers. See Exhibits 10.2, 10.3 and 10.4 to our current report on Form 8-K, dated November 13, 2007 for copies of the amendment to the security agreement, use of proceeds agreement and the promissory note.

Additionally, $13,000,000 of the balance of the funds from the sale of our ownership interest will be placed in an investment fund, or a special “project fund.” These funds shall be placed in an interest-bearing account set up separately from any and all other accounts held by Nevada Gold & Casinos and used solely for (i) acquisitions or financing of new projects or (ii) repayment to Ms. Rogers on any of her loans to Nevada Gold & Casinos. We may not borrow against such project fund or use it as collateral for any loan transaction without the express written consent of Ms. Rogers. We may only borrow against the project fund if the loan is used to finance a new project or acquisition which has been approved by Ms. Rogers, such as our proposed acquisition of the Vicksburg Horizon Casino and Hotel. On November 13, 2007, our wholly owned subsidiary, Nevada Gold Vicksburg, LLC entered into an agreement to purchase the Vicksburg Horizon Casino and Hotel in Vicksburg, Mississippi from Columbia Properties Vicksburg, LLC for $35,000,000. Specifically, up to $8,000,000 of the project fund may be used for investment in the Vicksburg Facility. Any funds remaining in the project fund following the Vicksburg Facility acquisition will be committed to at least one other new acquisition within 12 months of completing such acquisition, otherwise such funds shall be delivered to Ms. Rogers and applied to the payment of her loans to us. See Exhibit 10.6 to our current report of Form 8-K, dated November 13, 2007 for a copy of the Vicksburg Facility agreement.

If the Unit Purchase Agreement and the transactions contemplated thereby are not approved or adopted by the holders of a majority of the outstanding shares of our common stock, we will not be able to consummate the transactions contemplated by the Unit Purchase Agreement or the agreement relating to our amended and restated credit facility. In addition, we may not be able to complete the Vicksburg Facility acquisition, and may have to seek other strategic alternatives and arrangements.

Effect of the Sale of our Ownership Interest

The sale of our ownership interest will terminate our interest in IC-BH and we will not have any interest in its future operations.

As described above, the sale of our ownership interest will also permit us to substantially reduce our existing long-term debt and provide necessary capital to assist us to make other investments in the gaming industry.

Recommendation of the Board of Directors

At its meeting held on November 10, 2007, the board of directors determined that the Unit Purchase Agreement and the transactions contemplated thereby are fair and in the best interests of Nevada Gold & Casinos and its stockholders and recommends that you vote “FOR” the Unit Purchase Agreement and the transactions contemplated thereby. The affirmative vote, whether in person or by proxy, of a majority of the holders of our outstanding common stock is required to approve the proposed transaction.

In reaching its conclusion, the board of directors considered a recommendation by senior management in favor of the proposal as well as a number of factors, including:

(i)
The fact that Isle of Capri, as the majority owner of IC-BH, is the only purchaser likely to pay a purchase price for our interest based upon a pro rata share of the enterprise value of IC-BH without imposing the significant discount commonly applied to the purchase of minority interests.

(ii)
The fact that the operating agreement of IC-BH gives to Isle of Capri a right of first refusal with respect to any sale of our ownership interest to a third party which adversely affects the marketability of our ownership interest.

(iii)	A recently enacted ban (which is to take effect on January 1, 2008), on smoking in all Colorado casinos which our senior management believes may add uncertainty to the valuation of Colorado casinos.

(iv)
The fact that the sale price of $64,600,000 represented a multiple of 8.1 times our pro rata share of IC-BH’s trailing twelve month’s EBITDA through September 30, 2007. Based on information presented to it by management, the board of directors determined that this multiple compared favorably to the mean and median multiples paid during the 2004-2007 period in transactions involving gaming industry facilities.

(v)
The experience of our management in negotiating other transactions in the gaming industry (including our proposed acquisition of the Vicksburg Facility) which provided first hand knowledge of the current market for properties such as those operated by IC-BH.

Another significant factor considered by the board of directors was our need for liquidity. We currently have outstanding approximately $54,350,000 of long-term debt that is scheduled to mature on September 30, 2008. We have negotiated an extension of the maturity date to June 30, 2010. That extension is conditioned upon the completion of the sale of our ownership interest in IC-BH and the application of not less than $38,800,000 of the proceeds therefrom to the partial payment of such outstanding long-term indebtedness. This extension of the maturity date for the remaining balance of $15,550,000 of long-term debt was a material factor in the board of directors’ decision with respect to the sale of our ownership interest in IC-BH.

The proceeds from the sale of our ownership interest will allow us to pursue future acquisitions such as the Vicksburg Facility acquisition.

Based on the above factors, the board of directors concluded that the purchase price was likely the highest price reasonably obtainable and that the transaction was fair to and in the best interests of our stockholders.

The board of directors did not obtain or rely upon a fairness opinion from an investment bank.

Use of Proceeds

In connection with the sale of our ownership interest in IC-BH, we intend to apply the proceeds from the sale in the following manner:

Partial Payment of Outstanding Long-Term Debt	$38,800,000
Project Fund (including the Vicksburg Facility acquisition)	$13,000,000
Pay-Off of Promissory Note to Louise H. Rogers	$2,000,000
Taxes	$9,800,000
Transaction Fees and Expenses	$1,000,000
TOTAL:	$64,600,000

Stockholder Support Agreement

Under the terms of the Unit Purchase Agreement, we were required to secure stockholder support agreements from the two largest stockholders, Louise H. Rogers and Wynnefield Funds. They are beneficial holders of at least 17% of the outstanding shares of our common stock and have each agreed not to transfer any of their shares and to vote all of their shares of our common stock in favor of the sale of Blackhawk Gold’s beneficial interest in IC-BH, the Unit Purchase Agreement and the transactions contemplated thereby. The stockholders also agreed not to transfer their shares and to vote all of their shares of common stock against any proposal that is made in opposition to or in competition with the consummation of the transactions contemplated by the Unit Purchase Agreement or would impede, frustrate or prevent the sale of our ownership interest, including but not limited to, any amendment to Nevada Gold & Casinos’ certificate of incorporation or any dissolution, liquidation or winding up of Nevada Gold & Casinos or Blackhawk Gold.

Pursuant to the stockholder support agreement, the stockholders granted an irrevocable proxy with an interest to Casino America, pursuant to which, in the case of default by the stockholders under the stockholder support agreement, Casino America is appointed as their agent, attorney-in-fact and proxy for all of the shares of Nevada Gold & Casinos owned by such stockholders. The stockholder support agreement and the proxy, if applicable, will terminate upon (i) the closing of the sale of Nevada Gold & Casinos ownership interest (as defined in the Unit Purchase Agreement) or (ii) the end of the fifth day following the date of termination of the Unit Purchase Agreement in accordance with its terms.

Deposit Amount

Pursuant to the Unit Purchase Agreement, Casino America is required to pay a deposit amount. Accordingly, on November 16, 2007, pursuant to Nevada Gold & Casinos’ instructions, the deposit amount of $2,000,000 was paid directly to Ms. Rogers as such amount was due to her under the November 13, 2007 promissory note. See “Reasons for the Sale of our Ownership Interest” beginning on page 13 for a description of the promissory note. In the event that Casino America is entitled to a return of its deposit under the Unit Purchase Agreement, Blackhawk Gold is required to pay such deposit within two business days after the date on which Casino America is entitled to receive such payment. If Blackhawk Gold fails to pay back the deposit, Nevada Gold & Casinos and Blackhawk Gold specifically authorizes and directs Casino America to cause IC-BH to withhold any and all disbursements due to Blackhawk Gold.

Interests of Certain Persons

One of our members of the board of directors, John Gallaway, who was appointed as director in November 2005, served in the office of the chairman of Isle of Capri from 2003-2005 and as president and chief operating officer of Isle of Capri from 1995 through 2003. Mr. Gallaway has no continuing interest, direct or indirect, in Isle of Capri other than his ownership of less than 1% of its outstanding publicly traded common stock. None of the other directors or any officers or executive employees has any interest in Isle of Capri.

Regulatory and Other Approvals

There are no material United States or state regulatory approvals required for the completion of the sale of our ownership interest. The approval of the Unit Purchase Agreement by our stockholders is being sought under the corporate laws of the state of Nevada because the sale of our ownership interest may be deemed to represent substantially all of our assets under Nevada law.

Dissenter’s Rights of Appraisal

Under Nevada law, our stockholders are not entitled to appraisal rights in connection with the asset sale.

Certain United States Federal Income Tax Consequences

The sale of our ownership interest to Casino America pursuant to the Unit Purchase Agreement will result in a realized taxable gain to Nevada Gold & Casinos and its subsidiary Blackhawk Gold, with respect to which Nevada Gold and Casinos and its subsidiary Blackhawk Gold may be required to pay federal income taxes. This gain will be measured by the difference between the amount realized from the sale and Blackhawk Gold’s tax basis in the ownership interest. In addition, we will utilize net operating losses and other tax credits available to us to reduce any realized taxable gains. The amount realized by Blackhawk Gold will include the cash received by it and any other consideration received by it for the sale of our ownership interest. The tax, if any payable, with respect to any realized gain will depend on numerous factors but is not expected to exceed $10,500,000.

Nevada Gold & Casinos (and its subsidiary Blackhawk Gold) also may be subject to state income and transfer taxes, but Nevada Gold & Casinos does not anticipate that such taxes, if any, will be significant.

Nevada Gold & Casinos does not expect that the sale of our ownership interest will result in any federal income tax consequences to our stockholders.

Accounting Treatment of the Transaction

We have accounted for our 43% interest in IC-BH as an investment of an unconsolidated affiliate. The contemplated transaction will be accounted for as a sale of an investment. The investment balance recorded on the financial records of our company will be removed upon completion of the sale. Any proceeds received in excess of the investment balance and related transaction and closing costs will be accounted for as a gain. Appropriate federal, state and local taxes will be recorded.

THE UNIT PURCHASE AGREEMENT

The following is a summary of the material provisions of the Unit Purchase Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Unit Purchase Agreement, which is incorporated by reference in its entirety and attached as Appendix A to this proxy statement. We urge you to read this proxy statement and the Unit Purchase Agreement in their entirety. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 34.

General

Nevada Gold & Casinos and its wholly-owned subsidiary, Blackhawk Gold, entered into a Unit Purchase Agreement with Isle of Capri and its wholly-owned subsidiary, Casino America, dated as of November 13, 2007, pursuant to which Blackhawk Gold has agreed to sell all of its units in IC-BH, representing its entire ownership interest in IC-BH to Casino America, subject to certain terms and conditions, including approval by the holders of a majority of the outstanding shares of Nevada Gold & Casinos’ common stock at the special meeting. Nevada Gold & Casinos has unconditionally guaranteed all of the obligations of Blackhawk Gold, and Isle of Capri has unconditionally guaranteed all of the obligations of Casino America, under the Unit Purchase Agreement.

The closing of the sale of our ownership interest will occur the second business day after the conditions to closing set forth in the Unit Purchase Agreement have been satisfied or waived, unless a different date is agreed upon by the parties.

If the Unit Purchase Agreement is approved and adopted by an affirmative vote of a majority of holders of our outstanding common stock and the sale of our ownership interest to Casino America is completed, we intend to apply the net proceeds of the sale to pay down our debt and to finance future transactions. No assurance can be given that we will be able to conclude any such future transactions or that, if concluded, our investment in them will be successful.

Ownership of Interest to be Sold

The units in IC-BH to be sold represent Blackhawk Gold’s entire ownership interest in IC-BH.

Purchase Price

The total consideration to be paid to Blackhawk Gold for our ownership interest is $64,600,000 in cash, including $2,000,000 which was paid to Ms. Rogers after the execution of the Unit Purchase Agreement. Upon Casino America’s option, a portion of the purchase price will be paid at closing directly to Ms. Rogers as lender to remove her lien on Blackhawk Gold’s units in IC-BH.

Representations and Warranties

The Unit Purchase Agreement contains representations and warranties made by Nevada Gold & Casinos and Blackhawk Gold to Casino America. These include representations and warranties relating to:

•	the valid existence and good standing of each of Nevada Gold & Casinos and Blackhawk Gold;

•	the power and authority of Nevada Gold & Casinos and Blackhawk Gold to enter into the Unit Purchase Agreement and carry out the transactions contemplated in the Unit Purchase Agreement;

•	the approval by the board of directors of each of Nevada Gold & Casinos and Blackhawk Gold of the Unit Purchase Agreement and deposit escrow agreement;

•
the determination by the board of directors of each of Nevada Gold & Casinos and Blackhawk Gold that the terms of the transactions contemplated by the Unit Purchase Agreement are fair to and in the best interests of their respective stockholder(s);

•
the recommendation by the board of directors of each of Nevada Gold & Casinos and Blackhawk Gold that their respective stockholder(s) approve and adopt the Unit Purchase Agreement and the deposit escrow agreement;

•	the required approval and adoption of the Unit Purchase Agreement by the holders of a majority of the outstanding shares of Nevada Gold & Casinos’ common stock;

•	the approval and adoption of the Unit Purchase Agreement by the sole stockholder of Blackhawk Gold;

•	the capital structure and ownership of Blackhawk Gold;

•	the absence of undisclosed litigation;

•
the absence of violations or conflicts with or breaches of or defaults under, and consents or approvals required under, organizational documents, contracts or applicable law (other than as may be required by the Colorado Limited Gaming Authority and pursuant to municipal, local and state laws such as those regulating liquor sales) as a result of entering into the Unit Purchase Agreement and the consummation of the transactions contemplated thereby;

•	the absence of undisclosed broker’s or finder’s fees; and

•	the execution of the stockholder support agreements by beneficial holders of at least 17% of the outstanding shares of common stock of Nevada Gold & Casinos.

The Unit Purchase Agreement contains representations and warranties made by Isle of Capri and Casino America to Blackhawk Gold. These include representations and warranties relating to:

•	the due organization, valid existence and good standing of each of Isle of Capri and Casino America;

•	the corporate power of each to enter into the Unit Purchase Agreement and carry out its obligations under the Unit Purchase Agreement;

•
the absence of violations or conflicts with or breaches of or defaults under, and consents or approvals required under, organizational documents, contracts or applicable law (other than as may be required by the Colorado Limited Gaming Authority and pursuant to municipal, local and state laws such as those regulating liquor sales) as a result of entering into the Unit Purchase Agreement and the consummation of the transactions contemplated thereby;

•
the absence of Casino America and IC-BH having directly or indirectly engaged in any discussions with, or solicited or received any offer from, any person (other than Nevada Gold & Casinos, Blackhawk Gold and their representatives) regarding a change in control transaction affecting IC-BH or Isle of Capri itself;

•	the absence of undisclosed litigation; and

•	the absence of undisclosed broker’s or finder’s fees.

Pre-Closing Covenants; Conduct of Business Prior to Closing

The Unit Purchase Agreement contains certain mutual covenants of the parties, including covenants relating to:

•
using commercially reasonable efforts to cause the closing to occur, including taking all commercially reasonable actions necessary to comply with legal requirements that may be imposed with respect to the closing and to obtain the necessary consents from, and filings with, governmental authorities;

•
cooperating with each other to obtain any necessary consents from governmental authorities and promptly provide drafts to each other, allow reasonably adequate time for comment by the other party and agree promptly to the contents of notifications, filings, submissions, further documentation and evidence to be submitted to all relevant governmental authorities;

•	giving written notice to the other party of any material adverse development that causes a breach of any such party’s representations and warranties contained in the Unit Purchase Agreement; and

•	consulting with each other with respect to public announcements concerning the transactions contemplated by the Unit Purchase Agreement.

The Unit Purchase Agreement also contains covenants requiring Nevada Gold & Casinos to:

•	subject to our board of directors’ fiduciary duty to our stockholders, recommend approval of the matters submitted to our stockholders;

•
enter into good faith negotiations with the other parties for at least 20 days to attempt to revise the terms of the Unit Purchase Agreement in the event that our stockholders fail to approve the Unit Purchase Agreement at the stockholders meeting;

•
take all action necessary in accordance with applicable law and its organizational documents to convene as promptly as practicable, but in any event no later than 35 days after the date on which this proxy statement can be mailed to stockholders under applicable rules of the SEC, a stockholders meeting to obtain the required stockholder vote in favor of approving and adopting the Unit Purchase Agreement and the transactions contemplated by the Unit Purchase Agreement;

•
prepare and file with the SEC this proxy statement and use commercially reasonable efforts to cause the proxy statement to be mailed to its stockholders as promptly as practicable after the date of the Unit Purchase Agreement;

•
afford Casino America the opportunity to review and comment on the proxy statement prior to submission of such proxy statement to the SEC, and provide to Casino America copies of all correspondence between Nevada Gold & Casinos or Blackhawk Gold and the SEC relating to the proxy statement and stockholders meeting; and

•	not permit Blackhawk Gold’s units to become subject to any lien, claim or encumbrance (other than those in effect as of the date of the Unit Purchase Agreement).

Exclusivity; No Solicitation

Except as described below, during the period prior to closing, each of Nevada Gold & Casinos and Blackhawk Gold and their affiliates will not (and each of Nevada Gold & Casinos and Blackhawk Gold will not permit any of their respective or any of their respective affiliates’ officers, directors, employees or any investment banker, financial advisor, attorney, accountant or other agent or representative retained by Nevada Gold & Casinos or Blackhawk Gold or any of their respective affiliates to), directly or indirectly:

•
solicit, encourage, initiate, engage in discussions or negotiate with any person (other than Casino America), or take any other action intended or designed to facilitate any inquiry or effort of any person (other than Casino America), relating to any possible business combination with Nevada Gold & Casinos or Blackhawk Gold or any possible acquisition of Blackhawk Gold, Blackhawk Gold’s units or Nevada Gold & Casinos or any material portion of Blackhawk Gold’s or Nevada Gold & Casinos’ outstanding capital stock or assets (with efforts by any such person, including a firm proposal to make such an acquisition, to be referred to as an “alternative acquisition”);

•	provide information to any person (other than Casino America) relating to a possible alternative acquisition by any person (other than Casino America);

•	enter into an agreement with any person (other than Casino America) providing for a possible alternative acquisition; or

•	make or authorize any statement, recommendation or solicitation in support of any possible alternative acquisition by any person (other than Casino America).

Notwithstanding the foregoing limitations and subject to the stockholders meeting, the board of directors of Nevada Gold & Casinos may pursue an alternative proposal relating to the sale of our ownership interest (“an alternative acquisition proposal”) if the board of directors of Nevada Gold & Casinos, in response to an unsolicited third party proposal that did not result from a breach of the Unit Purchase Agreement, determines, in good faith after consultation with independent legal counsel and an independent financial advisor as necessary, that such proposal is or is reasonably likely to result in a superior proposal.

During the term of the Unit Purchase Agreement, the board of directors of each of Nevada Gold & Casinos or Blackhawk Gold will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Casino America, the approval or recommendation of the Unit Purchase Agreement or approve or cause or permit Nevada Gold & Casinos or Blackhawk Gold to enter into any letter of intent, agreement in principle or similar agreement constituting an alternative acquisition proposal. Notwithstanding the foregoing, the board of directors of Nevada Gold & Casinos may withdraw or modify its approval or recommendation and recommend such superior proposal and enter into such letter of intent, agreement in principle or similar agreement if prior to the date of the stockholder approval, in response to an unsolicited third party proposal that did not result from a breach of the Unit Purchase Agreement, the board of directors determines in good faith after consultation with independent legal counsel that it is necessary to approve and recommend such superior proposal to comply with its fiduciary obligations.

Tax Matters

The sale of our ownership interest to Casino America pursuant to the Unit Purchase Agreement will result in a taxable gain to Nevada Gold & Casinos and its subsidiary Blackhawk Gold, with respect to which Nevada Gold and Casinos and its subsidiary Blackhawk Gold may be required to pay federal income taxes. This gain will be measured by the difference between the amount realized from the sale and Blackhawk Gold’s tax basis in the ownership interest. In addition, we will utilize net operating losses and other tax credits available to us to reduce any realized taxable gains. The amount realized by Blackhawk Gold will include the cash received by it and any other consideration received by it for the sale of our ownership interest. The tax if any payable, with respect to any realized gain will depend on numerous factors but is not expected to exceed $10,500,000.

Nevada Gold & Casinos (and its subsidiary Blackhawk Gold) also may be subject to state income and transfer taxes, but Nevada Gold & Casinos does not anticipate that such taxes, if any, will be significant. All transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges incurred in connection with the consummation of the transactions contemplated by the Unit Purchase Agreement will be paid 50% by Blackhawk Gold and 50% by Casino America when due and Blackhawk Gold will file all necessary tax returns and other documentation for all such transfer taxes, the expenses, fees and charges of the filings to be paid 50% by Blackhawk Gold and 50% by Casino America.

Nevada Gold & Casinos does not expect that the sale of our ownership interest will result in any federal income tax consequences to our stockholders.

Indemnification

Pursuant to the Unit Purchase Agreement, Nevada Gold & Casinos and Blackhawk Gold agree to jointly and severally indemnify Isle of Capri and Casino America for damages arising from:

•
any breach of or any inaccuracy in the representations and warranties made by Nevada Gold & Casinos or Blackhawk Gold in the Unit Purchase Agreement (as more fully described under “Representations and Warranties”); and

•	any breach of or failure by Nevada Gold & Casinos or Blackhawk to perform any covenant or obligation set forth in the Unit Purchase Agreement.

Pursuant to the Unit Purchase Agreement, Isle of Capri and Casino America agree to jointly and severally indemnify Nevada Gold & Casinos and Blackhawk Gold for damages arising from:

•
any breach of or any inaccuracy in the representations and warranties made by Isle of Capri or Casino America in the Unit Purchase Agreement (as more fully described under “Representations and Warranties”);

•	any breach of or failure by Isle of Capri or Casino America to perform any covenant or obligation set forth in the Unit Purchase Agreement; and

•
any failure on the part of IC-BH to file, or any inaccuracy in information contained in, any state or federal income tax return or notification of IC-BH only to the extent that Blackhawk Gold would have been entitled to any tax distributions had such filing occurred.

The maximum liability of each party (in the aggregate) under the indemnifications described above will be equal to the purchase price, except such limitation to liability will not apply to any breach of or inaccuracy in any representation and warranty relating to title and authorization.

Conditions to Closing

The obligations of Blackhawk Gold to complete the sale of our ownership interest are subject to the satisfaction or waiver of the following conditions:

•
Compliance with Agreements and Covenants. Casino America must have performed and complied with, in all material respects, all of its covenants and obligations under the Unit Purchase Agreement required to be performed and complied with on or prior to the closing date.

•
Representations and Warranties True. Casino America’s representations and warranties must be accurate, true and correct in all material respects on and as of the date of the Unit Purchase Agreement, and must be accurate, true and correct in all material respects on and as of the closing date as though made by Casino America on and as of the closing date.

•
Stockholder Approval. Nevada Gold & Casinos must have obtained the affirmative vote of the holders of a majority of the outstanding shares of its common stock entitled to vote at the special meeting of stockholders.

•
No Court Order. No court order or action or proceeding pending by any person is in effect which would enjoin, restrain or prohibit the Unit Purchase Agreement or the transactions contemplated thereby, or seek any material damages or payments from Blackhawk Gold as a result of the consummation.

•
Regulatory Approvals. Blackhawk Gold must have obtained all necessary approvals or consents required to be obtained from the Colorado Limited Gaming Authority with respect to the purchase and sale of Blackhawk Gold’s units.

The obligations of Casino America to complete the purchase of the units are subject to the satisfaction or waiver of the following conditions:

•
Compliance with Agreements and Covenants. Nevada Gold & Casinos and Blackhawk Gold must have performed and complied with, in all material respects, all of its covenants and obligations under the Unit Purchase Agreement required to be performed and complied with on or prior to the closing date.

•
Representations and Warranties True. The representations and warranties of Nevada Gold & Casinos and Blackhawk Gold must be accurate, true and correct in all material respects on and as of the date of the Unit Purchase Agreement, and must be accurate, true and correct in all material respects on and as of the closing date as though made by Blackhawk Gold on and as of the closing date.

•
No Court Order. No court order or action or proceeding pending by any person is in effect which would enjoin, restrain or prohibit the Unit Purchase Agreement or the transactions contemplated thereby, or seek any material damages or payments from Casino America or IC-BH as a result of the consummation.

•
No Material Adverse Change. Since the date of the Unit Purchase Agreement, there must not have occurred a material adverse change that could reasonably be expected to have an effect upon IC-BH (including its business, assets, operations, results of operations or financial conditions), except for any event directly attributable to or resulting from (a) changes in the industry or markets in which IC-BH operates that are not unique to IC-BH, in each case that do not have a disproportionate effect on IC-BH, (b) compliance with the terms of the Unit Purchase Agreement, (c) changes in law enacted after the date of the Unit Purchase Agreement that do not have a disproportionate effect on IC-BH and (d) the smoking ban to be effected on January 1, 2008 within the state of Colorado.

•
Regulatory Approvals. Casino America must have obtained all necessary approvals or consents required to be obtained from the Colorado Limited Gaming Authority with respect to the purchase and sale of Blackhawk Gold’s units.

Termination

The Unit Purchase Agreement may be terminated at any time prior to the closing, as follows:

•	(a) upon the mutual agreement of Blackhawk Gold and Casino America;

•	(b) by either Blackhawk Gold or Casino America if:

(i)
the closing has not occurred on or before April 15, 2008 (the “outside date”), provided that the outside date will be June 15, 2008 if the approval or consent of the Colorado Limited Gaming Control Commission is required to consummate the transactions contemplated by the Unit Purchase Agreement; or

(ii)	after the thirtieth day following the date of the stockholders meeting of Nevada Gold & Casinos, if the required stockholder vote has not been obtained;

•	(c) by Casino America upon written notice to Blackhawk Gold if:

(i)
(A) the conditions precedent have become incapable of being fulfilled (and have not been waived by Casino America) and (B) there has been a breach by or inaccuracy of Nevada Gold & Casinos or Blackhawk Gold of any representation, warranty, covenant or agreement in the Unit Purchase Agreement, and the breach or inaccuracy has not been cured (if curable) within 15 days following receipt by Nevada Gold & Casinos or Blackhawk Gold from Casino America of notice of such breach or inaccuracy; or

(ii)
the board of directors of Nevada Gold & Casinos or any of its committees withdraws or modifies in a manner adverse to Casino America its approval or recommendation of the Unit Purchase Agreement or fails to recommend to its stockholders that they give stockholder approval, or recommends an alternative acquisition proposal or the board of directors or any of its committees resolves to take any of the foregoing actions; or

(iii)
the board of directors of Nevada Gold & Casinos fails to reaffirm publicly and unconditionally its recommendation to Nevada Gold & Casinos’ stockholders that they give stockholder approval within 10 business days of Casino America’s written request to do so (which request may be made following public disclosure of an alternative acquisition proposal), and the public reaffirmation must include the unconditional rejection of such alternative acquisition proposal;

•	(d) by Blackhawk Gold, upon written notice to Casino America, if:

(i)
the conditions precedent (other than obtaining stockholder approval) have become incapable of being fulfilled (and have not been waived by Blackhawk Gold) or there has been a breach by or inaccuracy of Casino America of any representation, warranty or covenant in the Unit Purchase Agreement, and the breach or inaccuracy has not been cured (if curable) within 15 days following receipt by Casino America from Blackhawk Gold of notice of such breach or inaccuracy; or

(ii)
prior to the date of stockholder approval (A) the board of directors of Nevada Gold & Casinos shall have recommended an alternative acquisition approval, (B) on the same day as such notice, Nevada Gold & Casinos or Blackhawk Gold enters into a definitive agreement for an alternative acquisition proposal that is a superior proposal (as defined in the Unit Purchase Agreement), and (C) Nevada Gold & Casinos and Blackhawk Gold have complied with each of its obligations set forth in the Unit Purchase Agreement in all respects; provided that Blackhawk Gold has no right to terminate the Unit Purchase Agreement pursuant to this paragraph after stockholder approval.

Termination Fees and Expenses

If the Unit Purchase Agreement is terminated by Blackhawk Gold or Casino America as provided above under the heading “Termination,” the Unit Purchase Agreement will become void and have no effect, without liability or obligation on the part of Blackhawk Gold, Nevada Gold & Casinos or Casino America except that certain provisions, including the provision relating to the effect of termination and fees and expenses will survive, including the additional fee, and if the Unit Purchase Agreement is terminated by a party due to breach or because one or more of the conditions to the terminating party’s obligations under the Unit Purchase Agreement is not satisfied as a result of another party’s failure to comply with its obligations under the Unit Purchase Agreement, the terminating party’s right to pursue legal remedies shall survive such termination.

Nevada Gold & Casinos or Blackhawk Gold has agreed to pay to Casino America a termination fee of $700,000 if the Unit Purchase Agreement is terminated, except pursuant to (a), (b)(i) (but only if the closing does not occur by the outside date), (c)(i)(A) (but only if the conditions which have not been fulfilled or waived are those involving the absence of court orders or any material adverse change described under the heading “Conditions to Closing”) or (d)(i), all of which are described above under the heading “Termination.”

In addition, Nevada Gold & Casinos or Blackhawk Gold has agreed to pay to Casino America an additional fee of $1,100,000 if within 24 months of any termination of the Unit Purchase Agreement Nevada Gold & Casinos or Blackhawk Gold enters into a letter of intent or agreement in principle for or consummates an alternative acquisition.

Concurrently with the payment of, and as a condition to receiving, a termination fee or additional fee, Casino America will deliver to Nevada Gold & Casinos and Blackhawk Gold a general release.

In the event that the termination fee or additional fee is or becomes payable pursuant to the terms described above, Nevada Gold & Casinos or Blackhawk Gold has agreed promptly but no later than 10 business days following written notice, to pay all reasonable fees and disbursements of counsel and expenses of litigation incurred by Casino America in connection with the Unit Purchase Agreement.

PRO FORMA CONSOLIDATED BALANCE SHEET
AND STATEMENTS OF OPERATIONS

The unaudited pro forma consolidated balance sheet as of October 28, 2007 reflects the financial position of Nevada Gold & Casinos after giving effect to the disposition of our ownership interest in IC-BHand the receipt of net proceeds as if the disposition occurred on October 28, 2007.

The unaudited pro forma consolidated statements of operations for the six months ended October 28, 2007 and for the fiscal year ended April 29, 2007 have been derived from the historical consolidated financial statements of Nevada Gold & Casinos to give effect to the proposed sale of our ownership interest in IC-BH to Casino America as if it had been consummated on May 1, 2006.

The pro forma adjustments are described in the accompanying notes and are based upon available information and various assumptions that management believes are reasonable. These adjustments give effect to events directly attributable to the transaction.

The accompanying unaudited pro forma consolidated balance sheet and statements of operations should be read in conjunction with the historical and unaudited consolidated financial statements and the related notes thereto of our company and IC-BH incorporated by reference to this proxy statement. The unaudited pro forma are not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the times indicated, nor are they necessarily indicative of the future financial position and the results of operations of Nevada Gold & Casinos.

Nevada Gold & Casinos, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
As of October 28, 2007
ASSETS	As Reported	Pro Forma Adjustments		Pro Forma
Current assets:
Cash and cash equivalents	$1,584,571	$3,618,969	(1)	$5,203,540
Restricted cash	-	13,000,000	(1)	13,000,000
Accounts receivable	83,502	-		83,502
Accounts receivable - affilates	60,006	-		60,006
Prepaid expenses	576,721	-		576,721
Notes receivable - current portion	1,100,000	-		1,100,000
Notes receivable - development projects, current portion	-	-		-
Other current assets	48,468	-		48,468
Total current assets	3,453,268	16,618,969		20,072,237

Investments in unconsolidated affiliates	29,221,049	(26,787,777)	(2)	2,433,272
Investments in unconsolidated affiliates held for sale	347,653	-		347,653
Investments in development projects	398,202	-		398,202
Investments in development projects held for sale	3,437,931	-		3,437,931
Notes receivable	1,100,000	-		1,100,000
Notes receivable - affiliates	3,521,066	-		3,521,066
Notes receivable - development projects, net of current portion	19,370,641	-		19,370,641
Goodwill	5,462,918	-		5,462,918
Property and equipment, net of accumulated depreciation of $1,683,244 at October 28, 2007	1,777,957	-		1,777,957
Deferred tax asset	-	-		-
Other assets	5,889,636	-		5,889,636
Total assets	$73,980,321	$(10,168,808)		$63,811,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,644,452	$-		$1,644,452
Accrued interest payable	670,056	-		670,056
Other accrued liabilities	145,464	-		145,464
Long-term debt, current portion	54,544,141	(54,350,000)		194,141
Total current liabilities	57,004,113	(54,350,000)		2,654,113

Long-term debt, net of current portion and discount	17,714	15,550,000	(3)	15,567,714
Deferred income	159,688	-		159,688
Other liabilities	792,551	-		792,551
Total liabilities	57,974,066	(38,800,000)	(4)	19,174,066

Commitments and contingencies	-	-		-

Minority interest	-	-		-

Stockholders' equity:
Common stock, $0.12 par value per share; 25,000,000 shares authorized; 13,935,330 issued and 12,939,130 shares outstanding at October 28, 2007	1,672,240	-		1,672,240
Additional paid-in capital	18,909,071	-		18,909,071
Retained earnings	5,632,434	28,631,192	(5)	34,263,626
Treasury stock, 996,200 shares at October 28, 2007, at cost	(10,216,950)	-		(10,216,950)
Accumulated other comprehensive income (loss)	9,460	-		9,460
Total stockholders' equity	16,006,255	28,631,192		44,637,447
Total liabilities and stockholders' equity	$73,980,321	$(10,168,808)		$63,811,513

The pro forma adjustments footnoted in the unaudited pro forma consolidated balance sheet are explained below:

(1)
Represents the portion of the purchase price proceeds not required for the payment of long-term debt, income taxes and the payment of a deposit on the acquisition of the Vicksburg Facility. Pursuant to an agreement entered into with our principal creditor, restricted cash may only be used for acquisitions.

(2)	Represents the book value of our interest in IC-BH which is being sold.

(3)	Reclass of debt for change of maturity date from September 30, 2008 to June 30, 2010.

(4)	Repayment of our credit facility to release our lender’s lien on collateral pertaining to our interest in IC-BH.

(5)	Represents the net after tax gain on the sale of our ownership interest in IC-BH.

Nevada Gold & Casinos, Inc.
Unaudited Pro Forma Consolidated Statements of Operations
For The Fiscal Year Ended April 29, 2007

	As Reported	Pro Forma Adjustments		Pro Forma
Revenues:
Casino	$6,253,491	$-		$6,253,491
Food and beverage	1,295,157	-		1,295,157
Other	153,305	-		153,305
Credit enhancement fee	5,920,125	-		5,920,125
Gross revenues	13,622,078	-		13,622,078
Less promotional allowances	(1,294,458)	-		(1,294,458)
Net revenues	12,327,620	-		12,327,620

Operating expenses:
Casino	1,655,837	-		1,655,837
Food and beverage	721,360	-		721,360
Marketing and administrative	3,094,554	-		3,094,554
Facility	323,906	-		323,906
Corporate expense	7,203,198	-		7,203,198
Legal expenses	1,489,967	-		1,489,967
Depreciation and amortization	918,609	-		918,609
Write-off of notes receivable related to Native American gaming projects and other notes receivable	3,235,297	-		3,235,297
Impairment of equity investment	125,000	-		125,000
Write-off of project development cost	495,982	-		495,982
Other	85,296	-		85,296
Total operating expenses	19,349,006	-		19,349,006

Operating loss	(7,021,386)	-		(7,021,386)
Non-operating income (expenses):
Earnings (loss) from unconsolidated affiliates	(3,405,539)	(3,728,960)	(1)	(7,134,499)
Gain on sale of unconsolidated affiliate	-	42,403,635	(2)	42,403,635
Gain on sale of marketable securities and assets	42,226	-		42,226
Gain on termination of development contract	245,499	-		245,499
Gain on termination of development and loan agreement	10,801,076	-		10,801,076
Interest income (expense), net	(3,553,052)	3,837,137	(3)	284,085
Minority interest	(4,301,050)	-		(4,301,050)
Income (loss) before income tax expense	(7,192,226)	42,511,812		35,319,586
Income tax expense
Current	170,347	12,194,364	(4)	12,364,711
Deferred	1,592,827	-		1,592,827
Total income tax expense	1,763,174	12,194,364		13,957,538
Net income (loss)	$(8,955,400)	$30,317,448		$21,362,048

Per share information:
Net income (loss) per common share - basic	$(0.69)	$2.34		$1.65
Net income (loss) per common share - diluted	$(0.69)	$2.34		$1.65

Basic weighted average number of shares outstanding	12,937,222	-		12,937,222
Diluted weighted average number of shares outstanding	12,937,222	-		12,937,222

See accompanying notes.

Nevada Gold & Casinos, Inc.
Unaudited Pro Forma Consolidated Statements of Operations
For The Six Months Ended October 28, 2007

	As Reported	Pro Forma Adjustments		Pro Forma
Revenues:
Casino	$3,695,073	-		$3,695,073
Food and beverage	829,011	-		829,011
Other	69,306	-		69,306
Management fees	40,174	-		40,174
Gross revenues	4,633,564	-		4,633,564
Less promotional allowances	(789,540)	-		(789,540)
Net revenues	3,844,024	-		3,844,024

Operating expenses:
Casino	960,185	-		960,185
Food and beverage	405,363	-		405,363
Marketing and administrative	1,500,068	-		1,500,068
Facility	183,621	-		183,621
Corporate expense	2,749,728	-		2,749,728
Legal expenses	439,061	-		439,061
Depreciation and amortization	404,380	-		404,380
Impairment of equity investment	100,000	-		100,000
Other	24,323	-		24,323
Total operating expenses	6,766,729	-		6,766,729

Operating income (loss)	(2,922,705)	-		(2,922,705)
Non-operating income (expenses):
Earnings (loss) from unconsolidated affiliates	3,143,468	(3,942,876)	(1)	(799,408)
Gain on sale of unconsolidated affiliate	1,296,423	39,003,099	(2)	40,299,522
Gain on sale of assets	18,986
Gain on settlement of development project	14,500	-		14,500
Interest income (expense), net	(1,574,410)	1,647,940	(3)	73,530
Income (loss) before income tax expense	(23,738)	36,708,163		36,684,425
Income tax expense
Current	37,916	8,076,971	(4)	8,114,887
Deferred and change in valuation allowance	-			-
Total income tax expense	37,916	8,076,971		8,114,887

Net income (loss)	$(61,654)	28,631,192		28,569,538

Per share information:
Net income (loss) per common share - basic	$(0.00)	2.21		$2.21
Net income (loss) per common share - diluted	$(0.00)	2.21		$2.21
Basic weighted average number of shares outstanding	12,939,130	-		12,939,130
Diluted weighted average number of shares outstanding	12,939,130	-		12,939,130

The pro forma adjustments footnoted in the unaudited pro forma statements of operations are explained below:

(1)	Eliminates the equity in income attributable to our interest in IC-BH for the period.

(2)	Reflects the pre-tax book gain recognized upon the sale of our ownership interest in IC-BH.

(3)
Eliminates interest paid on the $38,800,000 of long-term debt which is to be paid down at the closing of the sale, and we added estimated interest earned on the investment of the balance of the sale proceeds (at an assumed interest rate of 4% a year).

(4)	Reflects federal and state income taxes due in respect of the gain recognized upon the sale of our ownership interest (at a projected income tax rate of 34% (federal) plus 3% (state)).

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of December 10, 2007 by (i) each of our executive officers, (ii) each of our directors, (iii) each stockholder that we know is the beneficial owner of more than 5% of our common stock, and (iv) all executive officers and directors as a group. We have relied exclusively upon information provided to us by our directors and executive officers and copies of documents sent to us that have been filed with the SEC by others for purposes of determining the amount of common stock each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned such persons. Shares of our common stock subject to options or warrants that are exercisable within 60 days of December 10, 2007 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise stated, the address for each director, executive officer and stockholder listed in the table below is c/o Nevada Gold & Casinos, Inc., 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027.

SHARES BENEFICIALLY OWNED AS OF DECEMBER 10, 2007
BENEFICIAL OWNER	NUMBER OF SHARES		PERCENT OF CLASS
Robert B. Sturges	156,666	(1)	1.2%
John Arnesen	101,000	(2)	*
James J. Kohn	36,000	(3)	*
Ernest E. East	40,000	(4)	*
Donald A. Brennan	88,834	(5)	*
Joseph A. Juliano	92,900	(6)	*
Francis M. Ricci	16,000	(7)	*
Wayne H. White	30,000	(8)	*
John Gallaway	5,000		*
H. Thomas Winn	730,747	(9)	5.6%
William G. Jayroe	202,454	(10)	1.6%
William J. Sherlock	29,000	(11)	*
Nelson Obus	1,285,600	(12)	9.9%
Louise H. Rogers	941,288		7.3%
Kennedy Capital Management, LLC	672,850		5.2%
All current directors and executive officers as a group (12 persons)	1,528,601	(13)	11.8%
_________________
* Less than one percent

(1)	Includes options to purchase 136,666 shares of common stock held by Mr. Sturges.
(2)	Includes options to purchase 100,000 shares of common stock.
(3)	Includes options to purchase 36,000 shares of common stock.
(4)	Includes options to purchase 40,000 shares of common stock.
(5)	Includes options to purchase 83,334 shares of common stock.
(6)	Includes options to purchase 70,000 shares of common stock.
(7)	Includes options to purchase 13,000 shares of common stock.
(8)	Includes options to purchase 30,000 shares of common stock.
(9)
Includes (a) options to purchase 225,000 shares of common stock held by Mr. Winn, (b) 286,574 shares of common stock owned by Aaminex Capital Corporation and (c) 30,933 shares of common stock owned by The H. Thomas Winn Foundation. Mr. Winn is the president of The H. Thomas Winn Foundation and Aaminex Capital Corporation.

(10)
Includes (a) options to purchase 70,000 shares of common stock held by Mr. Jayroe and (b) 14,000 shares of common stock owned by The Jayroe Foundation. Mr. Jayroe is the president of The Jayroe Foundation.

(11)	Includes options to purchase 25,000 shares of common stock held by Mr. Sherlock.
(12)
Includes: (i) 307,300 shares of common stock held by Wynnefield Partners Small Cap Value, L.P. (“WPSCV”), (ii) 443,800 shares of common stock held by Wynnefield Partners Small Cap Value, L.P. I (“WPSCVI”), (iii) 485,300 shares of common stock held by Wynnefield Small Cap Value Offshore Fund, Ltd. (“WSCVOF”), (iv) 40,000 shares of common stock held by Channel Partnership II, L.P. (“CPII”), and (v) 9,200 shares of common stock held by Profit Sharing and Money Purchase Plans, Inc. (the “Plan”).  Wynnefield Capital Management, LLC (“WCM”), a New York limited liability company, is the general partner of WPSCV and WPSCVI, private investment companies organized as limited partnerships under the laws of the State of Delaware. Wynnefield Capital, Inc. (“WCI”) is the sole investment manager of WSCVOF. Nelson Obus and Joshua Landes are the managing members of WCM and the principal executive officers of WCI, the investment manager of WSCVOF, a private investment company organized under the laws of the Cayman Islands. Mr. Obus is also the general partner of CPII, a private investment company organized as a limited partnership under the laws of the State of New York. The Plan is an employee profit sharing plan organized under the laws of the State of Delaware. Mr. Obus has the power to direct the vote and the disposition of the Shares held by the Plan. Mr. Obus and Mr. Landes are citizens of the united States of America. The mailing address of Mr. Obus is 450 Seventh Avenue, Suite 509, New York, New York 10123.

(13)	Includes options to purchase 829,000 shares of common stock.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any public offering document we file, including a copy of this proxy statement. Additionally, the SEC maintains an internet site that contains reports, proxies and information statements and other information regarding electronic filers and these documents are available to the public from the SEC's web site at http://www.sec.gov. In addition, our website is www.nevadagold.com.

The SEC allows us to "incorporate by reference" in this proxy statement the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference certain sections of the documents listed below (unless the information is deemed furnished and not filed) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this proxy statement and before the date of the special meeting:

▪
Financial Statements of Nevada Gold & Casinos and IC-BH reported in Item 15 of the Annual Report on Form 10-K for the fiscal year ended April 29, 2007 (electronically filed as an exhibit to this proxy statement);

▪
Financial Statements of Nevada Gold & Casinos and IC-BH reported in Item 1 of the Quarterly Report on Form 10-Q for the quarter ended October 28, 2007 (electronically filed as an exhibit to this proxy statement); and

▪	Exhibits filed to the Current Report on Form 8-K, filed on November 14, 2007.

We make available, free of charge through our website (www.nevadagold.com), our annual reports on Form 10-K, quarterly reports on Form l0-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. These reports can be found under the “Investor Relations” section of our website. We will provide to any stockholder without charge, upon the written or oral request of that stockholder, a copy of any and all information of the information incorporated by reference to this proxy statement. Such requests should be addressed to Investor Relations, Nevada Gold & Casinos, Inc., 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027.

Exhibits to any documents incorporated by reference in this prospectus will not be sent, unless those exhibits have been specifically referenced in this prospectus.

STOCKHOLDERS SHARING AN ADDRESS

Stockholders sharing an address with another stockholder may receive only one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate set of proxy materials now or in the future may write or call Nevada Gold & Casinos to request a separate copy of these materials from: Investor Relations, Nevada Gold & Casinos, Inc., 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027.

Similarly, stockholders sharing an address with another stockholder who have received multiple copies of Nevada Gold & Casinos’ proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

If you would like to receive separate copies of Nevada Gold & Casinos’ proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact Nevada Gold & Casinos at the address and telephone number set forth above.

STOCKHOLDER PROPOSALS

Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement for presentation at the 2008 annual meeting, the proposal must be submitted to us in writing and be received by us at our principal executive offices at Nevada Gold & Casinos, Inc, 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, Attention: Investor Relations, by April 28, 2008.

Under our bylaws, and as permitted by the rules of the SEC, a stockholder must follow certain procedures to nominate a person for election as a director or to introduce an item of business at an annual meeting. These procedures provide that a nomination or proposal to be considered at an annual meeting must generally be submitted in writing to the corporate secretary so that it is received no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, before the first anniversary of the date of the prior year’s annual meeting of stockholders. Stockholders intending to submit a proposal or nomination for next year’s annual meeting should review our bylaws, which contain the deadlines and other requirements with respect to advance notice of stockholder proposals and director nominations. Stockholders may obtain a copy of the bylaws from us upon request, or may access them directly from our website, www.nevadagold.com.

OTHER BUSINESS

The board of directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters are properly brought before the special meeting or with respect to any matters incidental to the conduct of the special meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their discretion in accordance with their best judgment.

Appendix A

A-1

SPECIAL MEETING OF STOCKHOLDERS OF

NEVADA GOLD & CASINOS, INC.

January 17, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00030000000000000000 4 011708

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. Proposal to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR IN FAVOR OF THE PROPOSAL TO APPROVE AND ADOPT THE UNIT PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE SECRETARY OF THE COMPANY EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE SPECIAL MEETING AND VOTING IN PERSON.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE IT WILL BE VOTED "FOR" THE PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THIS CARD USING THE ENCLOSED RETURN ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.